Nicor Inc.
                                                         Form 10-K/A
                                                         Exhibit 99.02




                       INDEPENDENT AUDITORS' REPORT



To the Nicor Gas Savings Investment
  Plan Committee:


We have audited the accompanying statements of net assets available for benefits, with fund information, of the Nicor Gas Savings Investment Plan (the Plan) as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits, with fund information, for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The fund information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                     ARTHUR ANDERSEN LLP

Chicago, Illinois
June 26, 1998



                                                Nicor Gas Savings Investment Plan
                                   Statements of Net Assets Available for Benefits, with Fund Information

                                                                       December 31, 1997
                                    Nicor       Stated    Common Stock International   Balanced      Small
                                 Stock Fund   Return Fund  Index Fund    Stock Fund      Fund      Stock Fund      Total
Assets:

Investment in the Trust         $ 10,071,716 $ 69,664,204 $ 23,294,159  $  5,565,800 $ 10,048,138 $  9,616,220 $128,260,237

Miscellaneous receivable              12,090       23,022       37,998        16,790       22,470       24,676      137,046

Net assets available for benefits$ 10,083,806$ 69,687,226 $ 23,332,157  $  5,582,590 $ 10,070,608 $  9,640,896 $128,397,283




                                                                          December 31, 1996
                                    Nicor       Stated    Common Stock International   Balanced      Small
                                 Stock Fund   Return Fund  Index Fund    Stock Fund      Fund      Stock Fund      Total
Assets:

Investment in the Trust         $  9,566,839 $ 73,069,160 $ 16,205,906  $  6,277,979 $  7,167,606 $  6,599,091 $118,886,581

Miscellaneous receivable              27,575      131,031            -             -            -      107,581      266,187
                                   9,594,414   73,200,191   16,205,906     6,277,979    7,167,606    6,706,672  119,152,768

Liabilities:

Miscellaneous payable                     40          547      219,975        24,268       73,205        1,296      319,331

Net assets available for benefits$  9,594,374$ 73,199,644 $ 15,985,931  $  6,253,711 $  7,094,401 $  6,705,376 $118,833,437


<F1>
The accompanying notes are an integral part of these statements.

                                                  Nicor Gas Savings Investment Plan
                               Statements of Changes in Net Assets Available for Benefits, with Fund Information

                                                                    Year ended December 31, 1997
                                    Nicor       Stated    Common Stock International   Balanced      Small
                                 Stock Fund   Return Fund  Index Fund    Stock Fund      Fund      Stock Fund      Total
Net increase (decrease) in Plan
assets from investment activities
of the Trust                    $  2,183,063 $  4,883,167 $  5,480,834  $    (19,957)$  1,709,400 $  1,695,297 $ 15,931,804

Contributions:
Participants                         326,626      954,095      831,710       377,431      470,792      565,619    3,526,273
Employer                             143,006      394,893      329,223       152,267      194,097      214,913    1,428,399

Distributions to participants       (702,533)  (7,530,626)  (1,475,006)     (949,828)    (633,576)    (783,675) (12,075,244)

Transfers, net                    (1,460,730)  (2,213,947)   2,179,465      (231,034)   1,235,494    1,243,366      752,614

Net increase (decrease)              489,432   (3,512,418)   7,346,226      (671,121)   2,976,207    2,935,520    9,563,846

Net assets available for benefits
at beginning of year               9,594,374   73,199,644   15,985,931     6,253,711    7,094,401    6,705,376  118,833,437

Net assets available for benefits
at end of year                  $ 10,083,806 $ 69,687,226 $ 23,332,157  $  5,582,590 $ 10,070,608 $  9,640,896 $128,397,283



                                                                    Year ended December 31, 1996
                                    Nicor       Stated    Common Stock International   Balanced      Small
                                 Stock Fund   Return Fund  Index Fund    Stock Fund      Fund      Stock Fund      Total
Net increase in Plan assets from
investment activities of the
Trust                           $  2,566,434 $  5,063,075 $  2,933,700  $    371,728 $    888,781 $    904,497 $ 12,728,215

Contributions:
Participants                         333,904    1,150,734      693,010       393,534      426,110      487,986    3,485,278
Employer                             147,463      497,799      287,491       157,184      175,765      199,295    1,464,997

Distributions to participants       (435,576)  (5,257,857)    (962,345)     (593,372)    (750,547)    (416,920)  (8,416,617)

Transfers, net                       (31,840)  (1,693,231)     460,051       138,892    1,015,721    1,015,778      905,371

Net increase (decrease)            2,580,385     (239,480)   3,411,907       467,966    1,755,830    2,190,636   10,167,244

Net assets available for benefits
at beginning of year               7,013,989   73,439,124   12,574,024     5,785,745    5,338,571    4,514,740  108,666,193

Net assets available for benefits
at end of year                  $  9,594,374 $ 73,199,644 $ 15,985,931  $  6,253,711 $  7,094,401 $  6,705,376 $118,833,437

<F1>
The accompanying notes are an integral part of these statements.

                      NICOR GAS SAVINGS INVESTMENT PLAN
                      NOTES TO THE FINANCIAL STATEMENTS


PLAN INFORMATION

In conjunction with the sponsor's name change from Northern Illinois Gas Company to Nicor Gas Company, the NI-Gas Savings Investment Plan, NI-Gas Thrift Plan and NI-Gas Savings Investment and Thrift Trust have been designated as the Nicor Gas Savings Investment Plan, Nicor Gas Thrift Plan and Nicor Gas Savings Investment and Thrift Trust, respectively.

The following description of the Nicor Gas Savings Investment Plan (the
Plan) provides only general information. Participants should refer to the Plan agreement for more detailed information.

The Plan. The Plan is a defined contribution plan which was established on July 1, 1973, to provide supplemental retirement security to substantially all employees of Nicor Gas Company (the Company), not represented by a collective bargaining agreement. The funds of the Plan are commingled with the funds of the Nicor Gas Thrift Plan and held for safekeeping and investment by the Nicor Gas Savings Investment and Thrift Trust (the Trust). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Plan Administration. Authority to control and manage the operation and administration of the Plan is vested in a committee appointed by the Board of Directors of the Company. Under the terms of a trust agreement, the Northern Trust Company acts as trustee for the Trust and holds the investments of the Plan. The Northern Trust Company also acts as investment manager for certain investments of the Plan. Administrative expenses associated with operation of the Plan are paid from Plan assets.

Contributions. The participant may elect to make either tax-deferred or after-tax contributions, or any combination thereof, by payroll deduction, that are partially matched by the Company.

Investment Options. A participant may direct contributions in any of six investment options.

Nicor Stock Fund. The Nicor Stock Fund offers participants the opportunity to acquire the common stock of Nicor Inc., the parent company of Nicor Gas Company. The fund is an Employee Stock Ownership Plan. Dividends on shares are paid in cash to Plan participants rather than being reinvested in additional shares.

Stated Return Fund. The Stated Return Fund seeks stability of principal and competitive returns by investing primarily in group annuity contracts issued by life insurance companies.

Common Stock Index Fund. The Common Stock Index Fund seeks to earn investment returns which, over time, approximate those of the Standard & Poor's 500 Stock Index. The fund invests solely in common stocks of companies included in that index.

                       NICOR GAS SAVINGS INVESTMENT PLAN
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)


PLAN INFORMATION (Concluded)

International Stock Fund. The International Stock Fund seeks to earn investment returns which, over time, approximate those of the Morgan Stanley Capital International Europe, Australia and Far East Stock Index. The fund invests in a large number of common stocks of foreign companies included in that index.

Balanced Fund. The Balanced Fund invests in a diversified mix of common stocks and bonds. The fund seeks to achieve a rate of return which approximates the weighted average returns of a diversified mix of three indices comprising a cross section of U.S. markets for common stocks and bonds.

Small Stock Fund. The Small Stock Fund seeks to earn investment returns which, over time, approximate the returns of small stock indices such as the Russell 2000 Stock Index and CRSP 6-10 Stock Index. The fund invests in a diverse group of common stocks of smaller U.S. companies included within those indices.

The Common Stock Index Fund, International Stock Fund, Balanced Fund and Small Stock Fund utilize registered investment companies and common/ collective trusts to meet the objectives stated above.

Vesting and Forfeitures. The participant's contributions and earnings thereon are immediately vested. The Company's contributions and earnings thereon are vested after the participant's completion of five years of service, the participant's death while employed by the Company or retirement.

If the participant's interest in the Company's contributions and earnings thereon is not vested, such interest will be forfeited if the participant's employment with the Company or an affiliate is terminated and the participant is not reemployed within five years by the Company or an affiliate. Any amounts forfeited by a participant are applied to reduce the amount of the Company's contributions under the Plan. Forfeitures for 1997 and 1996 totalled $81,890 and $26,938, respectively.

Suspensions and Withdrawals. The participant may suspend contributions by written notification filed with the Plan administration committee. The participant will not cease to be a participant during the suspension period.

The participant may elect, under certain conditions, to withdraw participant contributions and earnings thereon prior to termination of employment. The Company's matching contributions and earnings thereon will not be distributed until the vested participant's attainment of age 59-1/2 or employment has been terminated.

Plan Termination. The Company expects to continue the Plan indefinitely, but reserves the right to amend or discontinue it at any time subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their account balances.

                       NICOR GAS SAVINGS INVESTMENT PLAN
                NOTES TO THE FINANCIAL STATEMENTS (Continued)


ACCOUNTING POLICIES

Investment Valuation. The Plan states its investment in the Trust at the underlying value of the investments of the Trust as follows:

Group annuity contracts are recorded at contract value. Contract value represents contributions made plus interest at the various contract rates, less Plan withdrawals and administrative expenses. The aggregate market value of the group annuity contracts at December 31, 1997 and 1996, approximated contract value. Estimated market value is based on a variety of factors, such as contract terms, interest rate, maturity date and credit worthiness of the issue. For the year ended December 31, 1997 and 1996, the average return was approximately 7.1 percent and 7.3 percent, respectively.

The market value for Nicor Inc. common stock is based on the closing price on the New York Stock Exchange Composite Tape.

The market value of the units of the common/collective trusts and registered investment companies are determined based on the underlying market value of the investments of the funds.

Allocation Provisions. The Trust's net investment gain is allocated monthly to the Plan based on the beginning ratio of the Plan's investment balance to total Trust investments.

Use of Estimates. The preparation of financial statements requires management to make estimates that affect the reported amounts. Actual results could differ from those estimates.

INCOME TAXES

The Internal Revenue Service has determined and informed the Company by a letter dated January 16, 1997, that the Plan is qualified and the Trust established under the Plan is tax exempt under Section 401(a) of the Internal Revenue Code (the Code). The Plan's management believes that the Plan and related Trust continue to be designed and operated in compliance with the requirements of the Code.

NET TRANSFER FROM NICOR GAS THRIFT PLAN

If an employee transfers between the Plans, their account balance is transferred into a new account in their current plan. During 1997 and 1996, a net transfer of $752,614 and $905,371, respectively, was made from the Nicor Gas Thrift Plan to the Nicor Gas Savings Investment Plan.

                          NICOR GAS SAVINGS INVESTMENT PLAN
                    NOTES TO THE FINANCIAL STATEMENTS (Continued)


RECONCILIATION TO FORM 5500

At December 31, 1997 and 1996, the Plan had $1,077,672 and $1,618,705,
respectively, of pending participant distributions. Pending distributions are recorded as a liability in the Plan's Form 5500; however, they are not recognized as liabilities in the accompanying financial statements. These distributions are reflected in the statement of changes in net assets available for benefits when actually paid.

TRUST FINANCIAL INFORMATION

The following schedules present the Trust's net assets as of December 31, 1997 and 1996, the increase in the Trust net assets derived from investment activities for the years then ended and the Plan's share of each:

                            Net Assets in Trust

                                                      December 31
                                                 1997            1996
Assets

General Investments:
  Group annuity contracts                    $126,065,845    $137,602,036
  Common/collective trusts*                    54,609,441      47,102,917
  Nicor Inc. common stock*                     26,313,652      25,273,440
Registered investment companies*               25,885,654      11,177,015
  Interest bearing cash                         6,384,056       2,080,636

Other assets                                    5,348,369         164,038

                                              244,607,017     223,400,082
Liabilities

Operating payables                              5,147,656         264,439

Net assets in Trust                          $239,459,361    $223,135,643

Plan's interest in Trust net assets          $128,260,237    $118,886,581

* Includes Party-in-Interest Investments.

                      NICOR GAS SAVINGS INVESTMENT PLAN
               NOTES TO THE FINANCIAL STATEMENTS (Concluded)


TRUST FINANCIAL INFORMATION (Concluded)

                        Trust Investment Activities

                                                Year Ended December 31
                                                 1997             1996
Investment income:
  Interest                                   $  9,485,841    $ 10,253,039
  Dividends                                     1,197,270         952,860
  Net appreciation in market value
    of investments                              4,233,500       5,926,190
  Net investment gain from common/
    collective trusts                          13,087,463       6,792,574
  Net investment gain from registered
    investment companies                        1,419,925       1,160,926

                                               29,423,999      25,085,589

Administrative expenses                          (319,366)       (283,470)

Increase in Trust net assets
  derived from investment activities         $ 29,104,633    $ 24,802,119

Plan's interest in Trust investment
  activities                                 $ 15,931,804    $ 12,728,215